EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2013 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Associated Estates Realty Corporation's Annual Report on Form 10‑K for the year ended December 31, 2012. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Associated Estates Realty Corporation of our report dated November 30, 2012 relating to the statement of revenue and certain operating expenses of 21 Forty Medical District, our report dated November 30, 2012 relating to the statement of revenue and certain operating expenses of The Apartments at the Arboretum, and our report dated November 30, 2012 relating to the statement of revenue and certain operating expenses of The Park at Crossroads, which all appear in the Current Report on Form 8‑K of Associated Estates Realty Corporation dated March 14, 2013. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
April 12, 2013